INDEPENDENT AUDITORS' CONSENT

We consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Custodian, Independent Accountants and Counsel" and "Financial Statements" in the Statement of Additional Information, all of which are part of this Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A (File No. 2-92633) of Exeter Fund, Inc. (relating to Defensive Series, Tax Managed Series, Maximum Horizon Series, Blended Assets Series I, Blended Assets Series II, Flexible Yield Series I, Flexible Yield Series II and Flexible Yield Series III ).


/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 25, 2000

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